September 10, 2008

Board of Directors
JAG Media Group, Inc.
4310 Wiley Post Dr., Ste. 202
Addison, Texas 75001

Re:	Resignation

Dear Sirs:

Please accept this letter of resignation as an officer and director of JAG Media Group, Inc., effective as of the date of this letter..

Sincerely,

Dean Elliott